Exhibit 10.16

CEH HOLDINGS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of February 1, 2005 (the “Effective Date”) by and between CEH Holdings, Inc., a Delaware corporation (the “Company”), and Brian Sharples (“Executive”).

RECITALS

WHEREAS, Executive and the Company entered into an employment agreement dated as of April 1, 2004 (the “Prior Agreement”).

WHEREAS, Executive is currently employed by the Company;

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement to reflect the new terms of Executive’s employment;

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of Executive by the Company during the term of this Agreement; and

WHEREAS, Executive is willing to continue Executive’s employment on the terms hereinafter set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as President and Chief Executive Officer of the Company and will maintain Executive’s principal business office at the Company’s headquarters. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” During the Employment Term, Executive will render such business and professional services in the performance of Executive’s duties as are customarily associated with Executive’s positions within the Company and Executive agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by the Company’s Board of Directors (the “Board”). During the Employment Term, Executive will also serve as a member of the Board.

(b) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company; provided, however, Executive shall be allowed to (i) manage Executive’s passive personal investments and (ii) be involved in charitable activities, so long as these matters do not interfere with Executive’s duties to the Company during the Employment Term. During the Employment Term, Executive agrees not actively to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. The Executive’s service on the boards of directors and advisory committees listed on Exhibit A has been approved by the Board.

2. At-Will Employment. Executive and the Company agree and acknowledge Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company further agree and acknowledge that this employment relationship may be terminated at any time, with or without notice to the other party, with or without cause, at the option of either Executive or the Company. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $250,000 (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. Executive will be entitled to an annual review of the base salary with a change in this base salary to be at the sole discretion of the Board of Directors

(b) Bonus. Executive will be eligible for an annual bonus in the amount and based on performance objectives set forth in Exhibit B attached hereto (the “Bonus”). The structure of the Bonus and performance objectives may be adjusted from time-to-time by the Board and must remain in compliance with general Company compensation policies governed by the Board.

(c) Equity. Executive acknowledges that he purchased 1,964,285 shares of the Company’s common stock subject to and on the terms and conditions set forth in the Restricted Stock Purchase Agreement dated April 7, 2004 between the Company and Executive (the “Restricted Stock Purchase Agreement”). Executive shall purchase $500,000 of the units of Series A Preferred Stock and Common Stock offered pursuant to the Series A Preferred Stock and Common Stock Purchase Agreement dated as of February 1, 2005 among the Company, Executive, Austin Ventures, Redpoint Ventures and certain other investors, of which $100,000 shall be credited to Executive in lieu of Executive’s receipt of expense reimbursements owed to Executive by the Company for expenses incurred by Executive in connection with the formation and operation of the Company prior to the date hereof and the balance of which shall be payable in cash. In addition, some of the Series Unites will be purchased using the conversion of notes from the original and subsequent financings of CEH Holdings preceding the Series A financing.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company (the “Benefits”). The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Notwithstanding the foregoing, during the Employment Term, the Company shall pay or reimburse Executive for premiums for Executive and Executive’s immediate family under the

Company’s health plan if one is then in effect.

5. Vacation. Executive will be entitled to paid vacation generally applicable to the senior executives of the Company, but not less than three (3) weeks per calendar year, in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by Executive and the Board.

6. Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time (the “Expense Reimbursement”).

7. Severance.

(a) For Cause Termination by the Company; Voluntary Termination without Good Reason by Executive. If the Company terminates Executive’s employment for Cause or if Executive terminates Executive’s employment voluntarily without Good Reason, then Executive will (i) receive the Base Salary through the date of termination, (ii) any accrued but unpaid vacation pay for the current calendar year and Expense Reimbursement and (iii) not receive any other compensation or benefits from the Company except as may be required by law or in accordance with established Company plans and policies. In addition, the release of any additional shares of Company common stock from the Company’s repurchase option under the Restricted Stock Purchase Agreement will terminate as of the date of termination.

(b) Termination Without Cause by the Company; Termination For Good Reason by Executive. If the Company terminates Executive’s employment without Cause or if Executive terminates Executive’s employment for Good Reason, then Executive shall be entitled to receive (i) any accrued but unpaid Base Salary, Bonus, vacation pay for the then current calendar year and Expense Reimbursement, (ii) a cash severance amount equal to two times Executive’s then current monthly salary for each year of employment prior to the date of termination (partial years shall be pro rated on a 365-day basis), to be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding), but such severance amount shall not in any event exceed six months of Executive’s then current monthly salary, (iii) the Benefits for a period of six (6) months after the date of such termination and (iv) the Company’s repurchase option regarding shares of Company common stock pursuant to the Restricted Stock Purchase Agreement shall lapse as to the number of shares as would have been released from the Company’s repurchase option thereunder if Executive’s employment had continued until the date that is (A) six (6) months following the date of such termination if the termination occurs during the first year of the Employment Term or (B) twelve (12) months following the date of such termination if the termination occurs after the first year of the Employment Term; provided, however, that Executive’s right to receive (ii), (iii) and (iv) above shall be conditioned upon Executive’s execution and delivery of a general release of claims and affirmation of Executive’s other obligations hereunder dated as of the date of termination.

8. Death or Disability. The Employment Term and Executive’s employment shall terminate upon Executive’s death or Disability. Upon termination of Executive’s employment for either death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to receive any accrued and unpaid Base Salary, Benefits, Bonus, vacation pay for the current calendar year and Expense Reimbursement. In addition, upon termination of Executive’s employment for either death or Disability, the release of any additional shares of Company common stock from the Company’s repurchase option under the Restricted Stock Purchase Agreement will terminate as of the date of the death or Disability. Upon termination of Executive’s employment due to death or Disability pursuant to this Section 8, Executive or Executive’s estate, as the case may be, shall have no further rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive’s termination for death or Disability shall be determined in accordance with established Company plans and practices.

9. Excise Tax.

(a) If any payment or benefit Executive would receive pursuant to this Agreement or otherwise shall (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 9(a), would be subject to the excise tax imposed by Section 4999 of the Code (a “Payment”), then the Company and Executive shall use commercially reasonable efforts to seek and obtain approval, that meets the requirements of Section 280G of the Code, by the Company’s stockholders of such Payment within sixty (60) days prior to a Change of Control (the “Stockholder Approval”). Failure by the Company to obtain the Stockholder Approval shall not be deemed to be a breach of this Agreement by the Company. Executive agrees that if the Stockholder Approval is not obtained, except where such Payment is made in connection with a Change of Control in which the Company is valued at $300,000,000 or more in which case the Payment shall be made in full, such Payment shall be payable as to such lesser amount which would result in no portion of such Payments being subject to an excise tax under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9(a) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.

(b) Notwithstanding Section 9(a), in the event of a Change of Control in which the Company is valued at $300,000,000 or more and the Executive receives a Payment, then the Executive shall receive (i) a payment from the Company sufficient to pay the excise tax imposed by Section 4999 of the Code on such Payment and (ii) an additional payment from the Company sufficient to pay all excise taxes and federal and state income taxes arising from the payments made by the Company to Executive pursuant to subsection (i) and this subsection (ii). Unless the Company and the Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this Section shall be made in writing by the Accountants. In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive.

(c) For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

10. Definitions.

(a) Change of Control. For purposes of this Agreement, “Change of Control” means (X) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Company’s jurisdiction of incorporation), unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity or (Y) a sale of all or substantially all of the assets of the Company.

(b) Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means (i) a termination by the Company of Executive’s employment with the Company other than for Cause (as defined below); (ii) without Executive’s consent, (A) a material reduction of Executive’s duties, authority or responsibilities or change in Executive’s title or reporting relative to Executive’s duties, authority, responsibilities, title or reporting as in effect immediately prior to such reduction or (B) removal of Executive from the Board; provided, however, that any reduction in Executive’s duties, authority or responsibilities or change in Executive’s title or reporting or removal of Executive from the Board resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief executive officer becomes an employee of the acquiring corporation following a Change of Control but is not the chief executive officer of the acquiring corporation) shall not constitute an Involuntary Termination; (iii) without Executive’s consent, a reduction of at least 15% in the base salary of Executive as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iv) without Executive’s consent, a material reduction by the Company in the kind or level of employee benefits to which Executive was entitled immediately prior to such reduction, with the result that Executive’s overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company; or (v) the Company’s material breach of this Agreement, which breach is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from Executive.

(c) Cause. For purposes of this Agreement, “Cause” means (i) Executive’s willful and continued failure to substantially perform the duties and obligations of Executive’s position with the Company; (ii) any proven act of personal dishonesty, fraud or misrepresentation taken by Executive which was intended to result in substantial gain or personal enrichment of Executive at the expense of the Company; (iii) Executive’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company, excluding violations made in good faith and upon advice of the Company’s counsel or directive of the Board; (iv) Executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violation and vicarious liability (so long as Executive did not know of the felony and did not willfully violate the law) or (v) Executive’s breach of the terms of the Confidential Information Agreement (as defined in Section 11), which breach is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from the Company.

(d) Good Reason. For purposes of this Agreement, “Good Reason” means, (i) without Executive’s consent, (x) a material reduction of Executive’s duties, authority or responsibilities or change in Executive’s title or reporting relative to Executive’s duties, authority, responsibilities title or reporting as in effect immediately prior to such reduction or (y) removal of Executive from the Board; provided, however, that any reduction in Executive’s duties, authority or responsibilities or change in Executive’s title or reporting or removal of Executive from the Board resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief executive officer becomes an employee of the acquiring corporation following a Change of Control but is not the chief executive officer of the acquiring corporation) shall not constitute a Good Reason; (ii) without Executive’s consent, a reduction of at least 15% in the base salary of Executive as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iii) without Executive’s consent, a material reduction by the Company in the kind or level of employee benefits to which Executive was entitled immediately prior to such reduction, with the result that Executive’s overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company or (iv) the Company’s material breach of the Agreement, which breach is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from Executive. Notwithstanding the foregoing, if Executive terminates employment with the Company for Good Reason, but the Company discovers after such termination that Executive’s conduct during the Employment Term would have entitled the Company to terminate Executive for Cause, then Executive’s termination shall be for Cause and not for Good Reason and Executive shall remit all amounts paid to Executive for termination for Good Reason (other than those amounts that would have been payable by the Company to Executive for termination for Cause).

(e) Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties due to Executive’s physical or mental incapacity, as reasonably determined by the Board or its designee, for an aggregate of 180 days in any 365 consecutive day period.

11. Confidential Information. Executive confirms Executive’s obligations under the employee proprietary information agreement entered into by the Company and Executive as of April 1, 2004 (the “Confidential Information Agreement”), as attached hereto as Exhibit C.

12. Non-Disparagement. Executive shall not, while Executive is employed by the Company or at any time thereafter, directly, or through any other personal entity, make any public or private statements that are disparaging of the Company, its business or its employees, officers, directors, or stockholders. The Company agrees to refrain from any public statements after Executive’s employment with the Company ceases that are disparaging to Executive. The Company’s obligations under this section extend only to then current officers and members of the Board, and only for so long as those individuals are officers or directors of the Company.

13. No Mitigation. In the event of any termination of employment, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under the Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

14. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

15. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the party to be notified at the address or facsimile number indicated for such party on the signature page to this Agreement, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.

16. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

17. Confidentiality. During the Employment Term and thereafter, Executive agrees to use Executive’s best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, including any documents incorporated by reference, the consideration for this Agreement, any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive became acquainted during the term of the Employment Term), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Executive by the Company either directly or indirectly in writing or orally (hereinafter collectively referred to as “Employment Information”). Executive agrees to take every reasonable precaution to prevent disclosure of any Employment Information to third parties, and agree that there will be no publicity, directly or indirectly, concerning any Employment Information.

18. Arbitration.

(a) Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Austin, Texas in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) will apply Texas law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

19. Integration. This Agreement, together with the Restricted Stock Purchase Agreement and the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. To the extent that any provision of the Confidential Information Agreement conflicts with a provision of this Agreement, this Agreement shall control. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Governing Law. This Agreement will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).

22. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, Executive has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

“COMPANY”

CEH Holdings, Inc.

By:	/s/ Philip Siegel
Name:	Philip Siegel
Title:	Director

Address:

3801 S. Capital of Texas Highway, Suite 150
Austin, Texas 78704

Attn: Chief Financial Officer
Fax #:	(512) 684-1101

“EXECUTIVE”

/s/ Brian Sharples
Brian Sharples

Address:

25 Hull Circle
Austin, Texas 78746

Fax #:	(512) 684-1102

CEH HOLDINGS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

SIGNATURE PAGE

EXHIBIT A

Board of Directors

One World Theatre

Advisory Boards

EXHIBIT B

Executive Bonus Plan

Total target annual bonus for Executive will be 50% of salary (initially $125,000). This target bonus is set to be earned if Executive exactly achieves the Board approved revenue plan, margin plan, and agreed-to personal objectives at Board-set expectation levels. Executive will earn less or more bonus based on actual performance. The bonus is capped at 75% of salary. The following lays out the mechanism for calculating executive bonus in the initial plan year and is intended as a starting guide for future years. Bonus will be paid in accordance with Company compensation and bonus policies concerning timing of payments and withholdings. The Board of Directors or its Compensation Committee will be solely responsible for calculating and approving the appropriate bonus for Executive.

Component 1: Revenue goal (50% of target bonus)

When the Company achieves 80% of the Board-approved revenue plan for the calendar year, 25% of the target revenue goal bonus component for the year will be earned by Executive. For every percentage point above 80% of the revenue plan and up to 100% of the revenue plan, Executive will earn an additional 3.75 percentage points of the target revenue goal bonus component up to a maximum of 100% of the target revenue goal bonus component. For every percentage point above 100% of the revenue plan, Executive will earn an additional 2.5 percentage points of the target revenue goal bonus component up to a maximum of 150% of the target revenue goal bonus component. For example if the revenue plan is $10MM and annual salary is $250,000, Executive would earn 25% of target revenue goal bonus (6.25% of annual salary) at $8MM revenue achievement. At $10MM revenue Executive would earn 100% of target revenue bonus or 25% of annual salary. At $12MM revenue Executive would earn 150% of target revenue bonus or 37.5% of annual salary.

Component 2: Profitability goal (25% of target bonus)

If Executive achieves the EBITDA margin percentage in the Board-approved plan for the calendar year, 100% of the target profitability goal bonus component. For every EBITDA margin point above or below the Board-approved plan Executive will earn 5 percentage points more or less, as applicable, than 100% of the target profitability goal bonus component. Notwithstanding the above, Executive profitability goal bonus component will not exceed 150% of the target profitability goal bonus component. In addition, Executive will not earn any profitability goal bonus component if the EBITDA margin percentage achieved is more than 10 percentage points below the Board-approved EBITDA margin for the calendar year. For example, if EBITDA plan is -20%, Executive receives no bonus if actual EBITDA is worse than -30%. If EBITDA is -20%, Executive earns 100% of target bonus (12.5% of salary). If EBITDA is -10% or better, Executive earns 150% of target bonus (18.75% of salary). It is expected that the specifics around the Profitability goal will change materially from year to year depending on corporate objectives.

Component 3: Personal objectives (25% of target bonus)

As part of the annual planning process, Executive and the Board of Directors will agree on a set of Personal objectives for Executive. The Board of Directors, as part of Executive’s review process will evaluate Executive’s performance relative to these Personal objectives using objective criteria wherever possible. At its discretion the Board of Directors will award Executive anywhere from 0 to 150% of the Personal objectives target bonus with 100% awarded if Executive achieves the Personal objectives at expectation levels.

EXHIBIT C